STOCK PURCHASE AGREEMENT

                                  By and Among

                                    SPSS INC.

                                       and

                      THE SHAREHOLDERS OF QUANTIME LIMITED
                      LISTED ON THE SIGNATURE PAGES HEREOF

                          Dated as of November 21, 1997









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                            STOCK PURCHASE AGREEMENT


         STOCK PURCHASE AGREEMENT, dated as of November 21, 1997, (the "Agreement"), by and among SPSS INC., a Delaware corporation ("SPSS") and the shareholders of Quantime Limited, a corporation incorporated under the laws of England with Registered Number 1400578 ("Quantime") listed on the signature pages of this Agreement (hereinafter collectively referred to as the "Quantime Shareholders").

                              W I T N E S S E T H:

         WHEREAS, Quantime is engaged in the business of developing and distributing market research software encapsulating strong data collection, tabulation, on-screen analysis and EIS capabilities;

         WHEREAS, the respective Boards of Directors of each of Quantime, and SPSS have determined that it is advisable and for the benefit of their corporations and their respective shareholders that Quantime be acquired by SPSS by means of the acquisition from the Quantime Shareholders of the outstanding capital shares of Quantime, comprised of Class "A" 1 pence ordinary shares, Class "B" 1 pence ordinary shares and Class "C" US$0.01 ordinary shares (collectively, the "Shares") including those represented by bearer warrants (the "Warrants") held by the Quantime Shareholders, in exchange for shares of common stock $.01 par value per share of SPSS (the "Common Stock"), pursuant to the terms and conditions set forth herein (the "Acquisition");

         WHEREAS,  on September 30, 1997,  SPSS acquired  96.8384% of the issued and outstanding Shares from certain UK-connected and non-UK connected shareholders of Quantime (collectively, the "Majority Shareholders"), pursuant to those certain Stock Purchase Agreements dated as of September 30, 1997 (such Stock Purchase Agreements are hereinafter collectively referred to as the "Prior Agreements") between SPSS, the Majority Shareholders and Edward Ross, Richard Kottler, Norman Grunbaum and Louis Davidson.

         WHEREAS, the Quantime Shareholders own of record and beneficially 3.1616% of the issued and outstanding Shares;

         WHEREAS, for United States federal income tax purposes, it is intended that this transaction qualify as a reorganization under the provisions of
Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code"), and that for United Kingdom taxation purposes, the transaction likewise qualify as a reorganization (or the United Kingdom equivalent thereof) under the provisions of applicable tax laws of the United Kingdom; and

         WHEREAS, for United States accounting purposes, it is intended that this transaction be accounted for as a "pooling of interests".

         NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and


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sufficiency  of  which  is  hereby  acknowledged,   and  in  reliance  upon  the
representations and warranties contained herein, the parties hereto agree as follows:


                                    ARTICLE I

                           TERMS OF PURCHASE AND SALE

         1.1 Purchase and Sale of the Shares. Subject to the terms and conditions contained in this Agreement, on the Closing Date (as hereinafter defined), the Quantime Shareholders shall sell, assign, transfer and deliver the Shares owned by them to SPSS, and SPSS shall purchase the Shares owned by the Quantime Shareholders from the Quantime Shareholders, for an aggregate purchase price consisting of the items and amounts set forth in Section 1.3 hereof (the "Purchase Price") payable pursuant to the terms provided in Section 1.3 hereof. The Quantime Shareholders hereby represent, warrant and covenant that (a) the Quantime Shareholders own and have good title to the Shares, free and clear of any lien, pledge, claim, encumbrance, restriction or right of any third party of any kind; (b) at the Closing, SPSS will acquire good title to the Shares owned by the Quantime Shareholders free and clear as aforesaid, including without limitation any of the foregoing set forth in the Memorandum of Association of Quantime; and (c) the Shares owned by the Quantime Shareholders represent the only equity interest of the Quantime Shareholders in Quantime. Each of the Quantime Shareholders waives any rights of pre-emption and rights of first refusal in relation to sales or transfers of the Shares owned by the Quantime Shareholders, whether under the Articles of Association of Quantime or otherwise.

         1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Berwin Leighton in London forthwith on this Agreement being executed.

         1.3 Payment of Purchase Price. Upon satisfaction of all matters set forth in Article VIII hereof (the "Closing Date"), SPSS shall deliver to the Quantime Shareholders the Purchase Price consisting of 28,175 shares of SPSS Common Stock (the "Total Shares" or "Acquisition Stock") to be allocated between the Quantime Shareholders as set forth in Schedule 1.3 hereof. Only whole shares of SPSS Common Stock will be issued in connection with the Acquisition. In lieu of fractional shares, each Quantime Shareholder otherwise entitled to a fractional share of SPSS Common Stock will be paid in cash an amount equal to the amount of such fraction multiplied by the closing price of SPSS Common Stock on September 30, 1997. No such shareholder will be entitled to dividends, voting rights or other rights in respect of any such fractional share.

         1.4 Tax and Accounting. The parties hereto shall each use all reasonable efforts to cause the transactions contemplated hereunder to be treated as (i) a reorganization within the meaning of Section 368(a)(1)(B) of the Code, and (ii) to qualify for accounting treatment as a pooling of interests.

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                                   ARTICLE II

                               SECURITIES MATTERS

         2.1      Registration of SPSS Common Stock.

                  (a) SPSS shall prepare and file with the United States Securities and Exchange Commission ("SEC") as soon as practicable, subject to review by the Quantime Shareholders, (but in no event later than 90 days after the Closing) a registration statement on Form S-3 and/or Form S-4, as appropriate (together with all amendments and supplements to any such registration statement, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement, the "Registration Statement"), under the Securities Act of 1933, and the rules and regulations promulgated thereunder (the "1933 Act" or the "Act"), for the registration (the "Registration") of the secondary offering of the SPSS Common Stock for the account of the Quantime Shareholders. SPSS expects to have published audited financial results, covering at least thirty
(30) days of the combined operations of SPSS and Quantime following the Acquisition, not later than March 31, 1998. SPSS shall use all reasonable efforts to have the Registration declared effective by the SEC promptly after filing. To the extent that shares of SPSS Common Stock are not acquired by a Quantime Shareholder pursuant to an effective registration statement on Form S-4, SPSS shall use all reasonable efforts to register such SPSS Common Stock for sale on a delayed or continuous basis under Rule 415 of the 1933 Act and, provided that Form S-3 shall be available to SPSS for the Registration, to keep such Registration Statement continuously effective, current and available for use by the Quantime Shareholders for a period of twenty-four (24) months following the date of effectiveness, or such shorter period that will terminate when all of the shares of SPSS Common Stock have been sold by the Quantime Shareholders (the "Trading Period"). While any Form S-3 Registration Statement remains in effect, SPSS may at any time deliver to the Quantime Shareholders written notice to the effect that sales may not be effected under the Registration Statement for a period of time (the "Blackout Period") because of the existence of material facts not disclosed or incorporated by reference in such Registration Statement and in the then-current prospectus included therein; upon receipt of any such notice, the Quantime Shareholders shall refrain from selling any shares of SPSS Common Stock under such Registration Statement until they have received notice from SPSS to the effect that such sales may then be effected. In no event shall the Blackout Period be greater than any similar period of time during which SPSS restricts any of its employees from effecting sales in SPSS Common Stock because of the existence of material facts not disclosed or incorporated by reference in any then-effective registration statement and in the then-current prospectus included therein or otherwise not publicly disclosed. SPSS shall promptly update such Registration Statement and the prospectus included therein in order to permit the shares of SPSS Common Stock to be sold, and the Trading Period shall automatically be extended by the aggregate number of days during which the Quantime Shareholders were instructed to refrain from selling shares of SPSS Common Stock during all Blackout Periods.


                                        3

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                  (b) The Quantime  Shareholders  shall  cooperate  with SPSS in connection with the Registration and shall provide such information and execute such documents as SPSS shall reasonably request in connection with the Registration.

                  (c) SPSS shall not grant to any holder of shares of SPSS Common Stock registration rights which interfere with the rights of the Quantime Shareholders and the obligations of SPSS under this Article II.

                  (d) Prior to such date as financial results covering at least thirty (30) days of post-Acquisition combined operations of SPSS and Quantime have been published within the meaning of Section 201-01 of the SEC's Codification of Financial Reporting Policies (such date is hereinafter referred to as the "Earnings Release Date"), SPSS will not take any action for which it would be required to file a Form 8-K under Item 1 or Item 2 thereof.

         2.2 Sales of SPSS Common Stock by the Quantime Shareholders. If at any time prior to the effectiveness of the Registration Statement any Quantime Shareholder elects to sell all or any of his shares of SPSS Common Stock, such Quantime Shareholder shall conduct such sales only through registered securities brokers ("Brokers").

         2.3 Registration Expenses. SPSS shall be responsible for and shall pay all fees, costs and expenses incurred by it relating to the Registration, including without limitation, all SEC and securities exchange, NASDAQ registration and filing fees, and all fees and expenses of compliance by SPSS with the federal securities laws or any applicable state blue sky laws, but not including (i) any fees and expenses of the Quantime Shareholders' counsel or otherwise incurred by the Quantime Shareholders, and (ii) underwriters' fees or expenses, broker's costs, commissions and other similar disposition costs associated with the SPSS Common Stock owned by any Quantime Shareholder.

         2.4      Restricted   Stock.    Quantime   has   advised the   Quantime
Shareholders, and the Quantime Shareholders understand and agree, as follows:

                  (a) That the shares of SPSS Common Stock to be received by the Quantime Shareholders pursuant to this Agreement are not currently subject to a registration statement under the Act, and are issued pursuant to exemptions from registration under the Act which exemptions depend, among other things, on the bona fide nature of their investment intent.

                  (b) That they shall not transfer the SPSS Common Stock to be received by the Quantime Shareholders pursuant to this Agreement except in compliance with the provisions of the Act. Any proposed transferee of the shares of SPSS Common Stock shall agree to take and hold such securities upon the conditions set forth in Section 2.4(c) hereof.

                  (c) Until such time as the shares being sold hereunder to the Quantime Shareholders may be sold under Rule 144(k), each certificate representing the shares of SPSS Common Stock issued to the Quantime Shareholders shall be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend required under applicable state securities laws):

                  THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED IN A PRIVATE PLACEMENT. SUCH SHARES MAY NOT BE OFFERED, SOLD OR TRANSFERRED IN THE UNITED STATES IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 OR AN EXEMPTION THEREFROM OR IN CONTRAVENTION OF THE
                  AGREEMENT COVERING THE PURCHASE OF THESE SHARES AND RESTRICTING THEIR TRANSFER. COPIES OF THE AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL OFFICE.

When the shares being sold hereunder to the Quantime Shareholders may be sold under the circumstances described in Rule 144(k) (or any successor rule or regulation) and there exists no other restriction on the sale of stock imposed subsequent to the date hereof, SPSS will, upon request of the Quantime Shareholders, cause SPSS' transfer agent to exchange the shares legended as set forth above for unlegended shares.

                  (d) Unless a registration statement under the Act covering transactions in the SPSS Common Stock to be received by the Quantime Shareholders pursuant to this Agreement has been declared effective by the SEC and such registration statement remains effective at the time of transfer, each holder of shares of SPSS Common Stock to be received by the Quantime Shareholders pursuant to this Agreement shall comply in all respects with the provisions of this Section 2.4. Prior to any proposed transfer of any such securities, the holder thereof shall give written notice to SPSS of such holder's intention to effect such transfer and shall comply with the requirements set forth in the balance of this section. Each such notice shall describe the manner and circumstances of the proposed transfer in reasonable detail, and shall be accompanied by (i) a written opinion of legal counsel who shall be reasonably satisfactory to SPSS, addressed to SPSS, and reasonably satisfactory in form and substance to SPSS' counsel, to the effect that the proposed transfer of such securities may be effected without registration under the 1933 Act, (ii) a "no action" letter from the SEC to the effect that the distribution of such securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto, or (iii) such other showing satisfactory to SPSS and its counsel that the proposed transfer of such securities may be effected without registration under the 1933 Act, whereupon the holder of such securities shall be entitled to transfer such securities in accordance with the terms of the notice delivered by the holder to SPSS.

         2.5      Indemnification;  Contribution.   In the event any SPSS Common
Stock held by a Quantime Shareholder is included in a registration statement under this Article II:

                                        5

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                  (a) SPSS  will  indemnify  and  hold  harmless  such  Quantime
Shareholder, any underwriter (as defined in the Act) for such Quantime Shareholder and each person, if any, who controls such Quantime Shareholder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages, liabilities (joint or several) or expenses to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, liabilities (or actions in respect thereof) or expenses arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by SPSS of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law; and SPSS will pay to each such Quantime Shareholder, underwriter or controlling person, any and all legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 2.5(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, action or expense if such settlement is effected without the consent of SPSS, which consent shall not be unreasonably withheld, nor shall SPSS be liable in any such case for any such loss, claim, damage, liability, action or expense to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished by such Quantime Shareholder or any controlling person of such Quantime Shareholder expressly for use in connection with such registration.

                  (b) Such Quantime Shareholder will indemnify and hold harmless SPSS, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls SPSS within the meaning of the Act, any underwriter, and any controlling person of any such underwriter, against any losses, claims, damages, liabilities (joint or several) or expenses to which any of the foregoing persons may become subject, under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, liabilities (or actions in respect thereto) or expenses arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Quantime Shareholder expressly for use in connection with such registration; and such Quantime Shareholder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 2.5(b), in connection with investigating or defending any such loss, claim, damage, liability, action or expense; provided, however, that the indemnity agreement contained in this subsection 2.5(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, action or expense if such settlement is effected without the consent of such Quantime Shareholder, which consent shall not be unreasonably withheld or delayed; provided, that, in no event shall any indemnity under this subsection 2.5(b) exceed the gross proceeds from the offering of the shares of SPSS Common Stock received by such Quantime Shareholder. SPSS

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shall make the Registration Statement available to the Quantime Shareholders for comment prior to the filing thereof.

                  (c) Promptly after receipt by an indemnified  party under this
Section 2.5 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.5, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to a conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.5.

                  (d) If the indemnification provided for in this Section 2.5 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative faults of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any fees, charges or expenses (including fees, disbursements and other charges of legal counsel) reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person.

         2.6      Additional   Obligations   of   SPSS.    With  respect  to any
registration hereunder, SPSS shall:


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                  (a)  furnish  to the  Quantime  Shareholders  such  numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of shares of SPSS Common Stock owned by them;

                  (b) use reasonable efforts to qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably appropriate for the distribution of the securities covered by the registration statement;

                  (c) use reasonable efforts to notify the NASDAQ Stock Market of the issuance of the shares of SPSS Common Stock covered by such registration statement and list such shares; and

                  (d) notify each Quantime Shareholder of shares of SPSS Common Stock under such registration statement as promptly as possible, at any time when a prospectus relating thereto is required to be delivered under the Act, of the happening of any event of which SPSS has knowledge as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

         2.7 Reports Under the Exchange Act. With a view to making available to the Quantime Shareholders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Quantime Shareholder to sell securities of SPSS to the public without registration, SPSS agrees to use its reasonable efforts to:

                  (a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times;

                  (b) file with the SEC in a timely manner all reports and other documents required of SPSS under the Act and the Exchange Act; and

                  (c) furnish to any Quantime Shareholder forthwith upon request a written statement by SPSS that it has complied with the reporting requirements of Rule 144 and of the Act and the Exchange Act, a copy of the most recent annual or quarterly report of SPSS, and such other reports and documents so filed by SPSS as may be reasonably requested in availing any Quantime Shareholder of any rule or regulation of the SEC permitting the selling of any securities of SPSS held by it without registration.

                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF SPSS

         SPSS represents and warrants to the Quantime Shareholders as follows:

         3.1 Organization and Qualification. SPSS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

         3.2 Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by SPSS and, no other corporate proceedings on the part of SPSS are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by SPSS and constitute legal, valid and binding agreements of SPSS.

         3.3 Consents and Approvals. There is no authorization, consent, order or approval of, or notice to or filing with, any individual or entity required to be obtained or given in order for SPSS to consummate the transactions contemplated hereby and fully perform its obligations hereunder.

         3.4 Absence of Conflicts. The execution, delivery and performance by SPSS of this Agreement (including, without limitation, the offering, issuance and sale of the Acquisition Stock) and the consummation by SPSS of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law, statute, rule or regulation to which SPSS is or was subject, (ii) violate any order, judgment or decree which is or was applicable to SPSS or (iii) conflict with, or result in a breach or default under, any term or condition of the Certificate of Incorporation or By-Laws of SPSS or any agreement or other instrument to which SPSS is a party or by which SPSS is bound.

         3.5 Acquisition Stock. The Acquisition Stock, when delivered in accordance with this Agreement, shall be duly authorized, validly issued, fully paid and nonassessable.


                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF
                            THE QUANTIME SHAREHOLDERS

         The Quantime Shareholders severally represent and warrant to SPSS as follows:

         4.1 Authority. The Quantime Shareholders, on their own behalf, and the attorneys-in-fact executing and delivering this Agreement on behalf of any such Quantime Shareholders, have

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



full power, capacity and authority (corporate or otherwise) to execute and deliver this Agreement, and all documents and instruments executed and delivered in connection therewith, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such other documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary action on the part of each of the Quantime Shareholders and no other proceedings (corporate or otherwise) on the part of any of the Quantime Shareholders are necessary to authorize this Agreement and such documents or to consummate the transactions contemplated hereby and thereby. This Agreement and the other agreements contemplated by this Agreement have been duly and validly executed and delivered by or on behalf of each of the Quantime Shareholders and constitute legal, valid and binding agreements of the Quantime Shareholders.


                                    ARTICLE V

                     COVENANTS OF THE QUANTIME SHAREHOLDERS

         The Quantime Shareholders, jointly and severally, covenant as follows:

         5.1 Consents and Approvals. The Quantime Shareholders agree to use all reasonable efforts to make all registrations, filings and applications, and give all notices and obtain all governmental and other consents, approvals, orders, qualifications and waivers necessary for the consummation of the transactions contemplated by, or the performance by the Quantime Shareholders of any of their obligations under, this Agreement, or which may become reasonably necessary or desirable in connection with any of the foregoing, in each case upon terms and conditions reasonably satisfactory to SPSS and its counsel. The Quantime
Shareholders waive any pre-emption rights and rights of first refusal in relation to the Shares, whether under the Articles of Association of Quantime or otherwise.

         5.2 Cost of Shares. Upon request by SPSS, the Quantime Shareholders will provide SPSS with information relating to, and including, the consideration paid by the Quantime Shareholders for the Shares owned by the Quantime Shareholders at the time of acquisition of such Shares.

         5.3 Further Assurances. The Quantime Shareholders shall from time to time, at the request of SPSS and without further cost or expense to SPSS, execute and deliver such other documents and take such other actions as shall be reasonably necessary or appropriate to consummate fully the transactions contemplated hereby.

         5.4 Power of Attorney. Pending the entry of SPSS onto Quantime's share register, each of the Quantime Shareholders will grant to SPSS an irrevocable power of attorney to exercise all rights relating to the Shares to the same extent and with the same effect as if SPSS had been entered on such share register.

                                   ARTICLE VI

                                COVENANTS OF SPSS

         SPSS covenants as follows:

         6.1 Further Assurances. SPSS shall from time to time execute and deliver such other documents and take such other actions as shall be reasonably necessary or appropriate to consummate fully the transactions contemplated hereby.


                                   ARTICLE VII

                                MUTUAL COVENANTS

         Each of the parties hereto covenants as follows:

         7.1 Confidentiality. Except as otherwise required by law or judicial or administrative proceedings, including proceedings between the parties with respect to the transactions contemplated hereby, and then only to the extent specifically required by such proceedings, and except for public announcements on the advice of counsel, each of the parties agrees not to (i) disclose any Confidential Information (defined hereinbelow) of any other party, or the terms of this Agreement, to any individual or entity (other than its directors, officers, employees, agents and representatives with a need to know such Confidential Information in order to consummate the transactions contemplated hereby and then only if reasonable steps are taken with such parties to preserve the confidentiality thereof) or (ii) use any Confidential Information for any purpose other than, with respect to SPSS operating the acquired business. "Confidential Information" shall mean any secret or confidential information of the software business of Quantime or SPSS, including, but not limited to, customer information, financial information, technical information, details or information concerning contracts, trade secrets, marketing information or any other data, information or proprietary information of or relating to the software business of Quantime or SPSS or any affiliate thereof, or their respective products or services. No obligations shall exist under this Agreement with respect to Confidential Information that (i) is publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of Quantime, the Quantime Shareholders or SPSS, (ii) is disclosed by a third party which does not have a confidential relationship with either Quantime, the Quantime Shareholders or SPSS, and which was rightfully acquired by a third party, or (iii) is legally compelled to be disclosed pursuant to a subpoena, summons, order or other judicial or governmental process, provided that the parties hereto provide prompt notice of any such subpoena, summons, order or other judicial or governmental process to such other parties of the Confidential Information, so as to allow the parties an opportunity to oppose such process.

         7.2 Consistent Tax Reporting. The parties agree for tax purposes to report the transactions contemplated by this Agreement, and to treat any subsequent related transactions or items, in a manner consistent in all respects with the terms and provisions of this Agreement. Each party shall cooperate with the other parties as appropriate for all relevant tax purposes relating to the transactions contemplated by this Agreement.


                                  ARTICLE VIII

                               CLOSING DELIVERIES

         The following deliveries shall be made at the Closing:

         8.1 Delivery of Share Certificates and Stock Transfers. The Quantime Shareholders shall deliver to SPSS the share certificates and related signed stock transfers in respect of the other Shares.

         8.2 Delivery of Closing Documents. The Quantime Shareholders shall deliver to SPSS all other instruments and documents required hereunder.

         8.3 Consents. The Quantime Shareholders shall deliver to SPSS all consents and approvals required in connection with the performance by the Quantime Shareholders of their respective obligations under this Agreement and the consummation by the Quantime Shareholders of the transactions contemplated hereby and thereby. SPSS shall deliver to the Quantime Shareholders all consents and approvals required in connection with the performance by SPSS of its obligations under this Agreement and the consummation by SPSS of the transactions contemplated hereby and thereby.

         8.4 Repayment of Amounts Owed. The Quantime Shareholders shall repay, or cause to be repaid, all amounts owing on the Closing Date to Quantime and the subsidiaries of Quantime from the directors of any of them and from the Quantime Shareholders, whether due for payment or not.

         8.5 Resolutions of Certain Quantime Shareholders. Each Quantime Shareholder that is not an individual or is not acting individually and on his or her own behalf, shall execute and deliver to SPSS certified resolutions authorizing the execution and delivery by such Quantime Shareholder of this Agreement and the documents related thereto, and performance by such Quantime Shareholder of the transactions contemplated hereby and thereby.

         8.6 Further Assurances. Each party shall deliver, or cause to be delivered, all other documents required to be delivered by it at the Closing to the other party and shall take all other actions which the other parties may reasonably determine necessary or appropriate in order to consummate fully the transactions contemplated hereby.

                                   ARTICLE IX

                          SURVIVAL AND INDEMNIFICATION

         9.1 Survival of Representations and Warranties: Covenants. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the Closing Date until the earlier of the first anniversary of the Closing Date or the date of delivery to SPSS of SPSS' year-end audited financial statements by SPSS' outside auditors (the "Audit Release Date"). All covenants contained herein shall survive until performed fully.

         9.2      Indemnification.

                  (a) Subject to and as modified by Section 9.2(b), the Quantime Shareholders agree to indemnify and hold SPSS and its affiliates and the respective officers, directors, employees, agents and representatives of each of the foregoing (collectively, the "Representatives") harmless from and against any and all costs, expenses, losses, claims, damages, interest, penalties, fines, liabilities and obligations whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and attorneys' fees and expenses) (individually, a "Loss," and collectively, "Losses") arising out of or relating to any breach of any representation, warranty or covenant made by the Quantime Shareholders set forth herein.

                  (b) The aggregate of all indemnities to be provided to SPSS pursuant to this Article IX (an "Indemnification Payment") shall not exceed an amount equal to ten percent (10%) of the Total Shares (the "Cap"). Notwithstanding the foregoing, the Cap shall not apply to the indemnities provided in this Agreement for any fraud, willful misconduct, gross negligence or criminal action on the part of the Quantime Shareholder engaging in such fraud, willful misconduct, gross negligence or criminal action, and notwithstanding anything contained or implied in this Agreement, the indemnity obligations set forth herein above in this sentence shall survive the Closing without limitation except as provided by the applicable statute of limitations (including any extension of said statute of limitations).

         9.3 Indemnification by SPSS. SPSS agrees to indemnify and hold the Quantime Shareholders and their affiliates and the respective officers, directors, employees, agents and representatives of each of the foregoing harmless from and against any and all Losses relating to any breach of any representation, warranty or covenant of SPSS set forth herein. Any indemnification made by SPSS under this section 9.3 shall be in SPSS Common Stock, valued at the closing price of SPSS Common Stock on September 30, 1997.

         9.4  Indemnification  Procedure.  (a) An  indemnified  party under this
Article IX shall give prompt written notice to the indemnifying party (when and to the extent that the indemnified party has actual knowledge thereof) of any condition, event or occurrence or the commencement of any action, suit or proceeding for which indemnification may be sought, and through counsel reasonably satisfactory to the indemnified party, shall assume the defense thereof or other indemnification obligation with respect thereto; provided, however, that any indemnified party shall be entitled to participate in any such action, suit or proceeding with counsel of its own choice but at its own expense; and provided, further, that any indemnified party shall be entitled to participate in any such action, suit or proceeding with counsel of its own choice at the expense of the indemnifying party, if, under applicable canons of ethics, joint representation of the indemnifying party and the indemnified party presents a conflict of interest.

         In any event, if the indemnifying party fails to assume the defense within a reasonable time, the indemnified party may assume such defense or other indemnification obligation and the reasonable fees and expenses of its attorneys will be covered by the indemnity provided for hereunder. No action, suit or proceeding for which indemnification may be sought shall be compromised or settled in any manner which might adversely affect the interests of the indemnifying party without the prior written consent of the indemnifying party (which shall not be unreasonably withheld); provided, however, that the indemnified party may settle any claim or cause of action without the indemnifying party's consent, but in such case the indemnifying party shall not be required to reimburse the indemnified party for its Losses except and to the extent that the results of arbitration, conducted in accordance with Section 9.5 hereof, determines that the indemnifying party must indemnify the indemnified party therefor. Notwithstanding anything in this Section 9.4 to the contrary, the indemnifying party shall not, without the prior written consent of the indemnified party, (i) settle or compromise any action, suit or proceeding or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written release from all liability in respect of such action, suit or proceeding or (ii) settle or compromise any action, suit or proceeding in any manner that may materially and adversely affect the indemnified party other than as a result of money damages or other money payments. The indemnifying party shall pay all expenses, including attorneys' fees, that may be incurred by any indemnified party in enforcing the indemnity provided for hereunder.

         9.5 Arbitration. Any dispute as to any claims under this Agreement shall be settled by arbitration in Wilmington, Delaware by three arbitrators, one of whom shall be appointed by the Quantime Shareholders, one by SPSS and the third of whom shall be appointed by the first two arbitrators. If either party fails to appoint an arbitrator within 30 days of a request in writing by the other party to do so or if the first two arbitrators cannot agree on the appointment of a third arbitrator within 20 days of their designation, then such arbitrator shall be appointed by the Chief Judge of the United States District Court for the District of Delaware. Except as to the selection of arbitrators which shall be as set forth above, the arbitration shall be conducted promptly and expeditiously in accordance with the commercial arbitration rules of the American Arbitration Association so as to enable the arbitrators to render an award within 90 days of the commencement of the arbitration proceedings. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The costs of the arbitration and the arbitrator shall be allocated as provided in the results of the arbitration.

         9.6 Treatment as Adjustment of Purchase Price. Any indemnity payment received by a party hereunder shall be treated as an adjustment of the purchase price. However, in the event that the Internal Revenue Service, Inland Revenue or any other taxing authority determines that such indemnity payment constitutes taxable gain or income to the indemnified party, the indemnifying party shall increase the amount otherwise required to be paid so that the indemnified party, receives, on an after-tax basis, an amount equal to the amount it would have received had the indemnity not resulted in taxable gain or income.

         9.7 Limited Remedies. SPSS shall have no cause of action against the Quantime Shareholders for matters arising out of the sale to SPSS of Shares of Quantime other than the contractual remedies contained herein or in ancillary documents executed and delivered in connection with the transactions contemplated hereby, and claims sounding in fraud, misrepresentation under United States laws, equitable estoppel and promissory estoppel. SPSS acknowledges that it has not been induced to enter into this Agreement by any representation, warranty, promise or assurance by the Quantime Shareholders or any other person other than those specifically contained in this Agreement or in ancillary documents executed and delivered in connection with the transaction contemplated hereby.


                                    ARTICLE X

                                  MISCELLANEOUS

         10.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented by written agreement of the parties.

         10.2 Waiver of Compliance. Any failure of the Quantime Shareholders on the one hand, or SPSS, on the other, to comply with any obligation herein may be expressly waived hereunder, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any waiver must be in writing and duly executed by the appropriate parties.

         10.3 Expenses. Payment of the reasonable fees and expenses incurred by the Quantime Shareholders solely in connection with the Acquisition of the Shares of the Quantime Shareholders under this Agreement shall be made by SPSS. SPSS agrees to pay the fees and disbursements of Simmons & Simmons in acting for the Quantime Shareholders in relation to this Agreement.

         10.4 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or by facsimile transmission (receipt confirmed), one day after being sent by recognized overnight courier or delivery service, freight prepaid, or five days after being mailed, certified or registered mail, postage prepaid, return receipt requested:

                  (a) If to I.M. Katz, G. Haslam, A.D. Renny, M. Klein, H.J.S. Dyer, S. Wooderson, J. Rabson and/or R. Phillips, addressed to such Quantime Shareholder, to:

                           c/o Quantime Limited
                           Maygrove House
                           67 Maygrove Road
                           London NW6 2EG, ENGLAND
                           Facsimile No.:  44 171 624 5297

                  (b)      If to J. Almonacid, to:

                           J. Almonacid
                           c/o Quantime S.A. de C.V.
                           Paseo de la Reforma
                           90-4 Piso
                           Suite 405
                           Colonia Juarez
                           Mexico DF 06600
                           Facsimile No.:  00 52 5 535 6657

                  (c)      If to Min Charitable Trust, to:

                           Min Charitable Trust
                           c/o Brown & Wood
                           Princes Court
                           7 Princes Street
                           London EC2R 8AQ, ENGLAND
                           Attention:  Richard Cassell
                           Facsimile No.:  0171 796 1807

                           as to each of (a), (b) and (c), with a copy to:

                           Simmons & Simmons
                           14 Dominion Street
                           London EC2M 2RJ, ENGLAND
                           Attention:  Jane Newman/Catherine Moss
                           Facsimile No.:  0171 628 2070

or to such other person or address as the Quantime Shareholders shall furnish to SPSS in writing by notice given in the manner set forth above.

                  (b)      If to SPSS, to:

                           SPSS Inc.
                           444 North Michigan Avenue
                           Chicago, Illinois  60611
                           Attention: Mr. Edward Hamburg
                           Facsimile No.:  (312) 329-3558

                           with a copy to:

                           Ross & Hardies
                           150 North Michigan Avenue, Suite 2500
                           Chicago, Illinois  60601
                           Attention: T. Stephen Dyer, Esq.
                           Facsimile No.:  (312) 750-8600

or to such other person or address as SPSS shall furnish to the Quantime Shareholders in writing by notice given in the manner set forth above.

         10.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except by operation of law and except that SPSS may assign its rights and obligations under this Agreement to any other entity wholly owned by SPSS. If such assignment shall be made by SPSS, the assignee shall be entitled to all of the rights and shall assume all of the obligations of SPSS hereunder, provided, that SPSS shall remain liable for and guarantee the performance of such entity's obligations under this Agreement and shall issue to the Quantime Shareholders the SPSS Common Stock as provided herein.

         10.6 Publicity. Neither the Quantime Shareholders nor SPSS shall make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the general public, without the prior written consent of the other parties, nor shall the Quantime Shareholders cause or permit Quantime to do so. This provision shall not apply, however, to any announcement or written statement required to be made by law, the regulations of any federal or state governmental agency or any stock exchange, except that the party required to make such announcement shall, whenever practicable, consult with the other party concerning the timing and content of such announcement before such announcement is made.

         10.7 Headings. The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.8 Severability. If any provision of this Agreement shall be determined to be contrary to law and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

         10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of law doctrine. The parties hereto expressly submit themselves to the non-exclusive jurisdictions of the State and Federal Courts of Illinois for the resolution of any disputes which may arise under or with respect to compliance with this Agreement.

         10.10 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.11 Third Parties. Nothing herein shall be construed to confer upon or give to any party other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

         10.12 References to Laws. References to particular statutes within this Agreement, to the extent such references relate to laws other than the laws of the United States or any particular State thereof, are intended to refer, and shall be construed as referring, to laws of the United Kingdom.

         10.13 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, covenants, representations or warranties, whether oral or written, by any party hereto.

         10.14 Trustees. To the extent signatories hereto are trustees or attorneys-in-fact, the parties acknowledge and agree that such persons are executing and delivering this Agreement and consummating the transactions contemplated hereby solely in their capacity as such trustees and attorneys-in-fact and not individually, and further, that said trustees and attorneys-in-fact shall have no personal liability in connection therewith. With respect to Quantime Shareholders which are trusts or foundations, claims under the Agreement are limited to trust assets and the Shares and no claims will be made against the trustees, attorneys-in-fact and officers acting in their capacity as such. The provisions of this Section 10.14 shall apply with equal force to and shall be deemed to be incorporated by reference in all ancillary documents signed by signatories who are trustees or attorneys-in-fact and who execute any ancillary documents in connection with the transactions contemplated by this Agreement.

         10.15 Investment in the Common Stock. As of the Closing Date, each of the Quantime Shareholders (as to himself or herself and not as to any other Quantime Shareholder): (i) has received and carefully reviewed copies of the SPSS Reports (hereinafter defined); (ii) has evaluated, and/or his or her business, tax and/or other legal advisors have evaluated and advised such Quantime Shareholder as to the merits, disadvantages and risks of an investment in SPSS Common Stock; (iii) acknowledges that, in reliance upon these representations, SPSS is not registering the issuance of the SPSS Common Stock under the Act prior to the Closing Date; (iv) acknowledges that the SPSS Common Stock may not be resold except in a transaction which is registered under the Act or which is exempt from such registration requirements and that SPSS will cause a legend setting forth such restrictions to be placed on each certificate representing the SPSS Common Stock and will make appropriate notations in its records and the records of its transfer agent with respect thereto; (v) recognizes the speculative nature of the SPSS Common Stock and is able to bear the economic risk of the investment he or she is making in SPSS Common Stock by reason of the transactions contemplated by this Agreement; (vi) is acquiring the SPSS Common Stock for his or her own account, as principal, for investment purposes only and without a view to the resale, transfer or other distribution thereof except in a sale registered under the Act or in a transaction exempt from the registration requirements of the Act; (vii) acknowledges that the Acquisition Stock of SPSS being acquired pursuant to the terms of this Agreement represents an investment in the business of SPSS, and that SPSS has made no representations or warranties with respect to the future business performance of SPSS or the price of its Common Stock; and (viii) has been afforded an opportunity to ask questions and receive answers concerning SPSS and its operations, business and financial condition, the SPSS Common Stock and the terms and conditions of this Agreement and has received any additional information concerning SPSS and its operations, business and financial condition, the SPSS Common Stock and this Agreement that such Quantime Shareholder has reasonably requested.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as an agreement under hand (in the case of SPSS) and as a deed (in the case of the Quantime Shareholders), all as of the day and year first written above.


SPSS:

SPSS INC., a Delaware corporation



By:  /s/ Jack Noonan
         Name:   Jack Noonan
         Title:  President

THE QUANTIME SHAREHOLDERS:



/s/ I.M. KATZ                          /s/ G. Haslam
I.M. KATZ                              G. HASLAM



/s/ A.D. Renny                         /s/ M. Klein
A.D. RENNY                             M. KLEIN



/s/ H.J.S. Dyer                        /s/ S. Wooderson
H.J.S. DYER                            S. WOODERSON



/s/ J. Rabson                          /s/ R. Phillips
J. RABSON                              R. PHILLIPS



/s/ J. Almonacid
J. ALMONACID
                                       TRUSTEES OF MIN CHARITABLE TRUST


                                       By:      /s/ Richrad A. Cassell
                                                Name: Richard A. Cassell
                                                Title:           Trustee


                                       By:
                                                Name:
                                                Title:

                                  SCHEDULE 1.3


Min Charitable Trust                                       16,007
I.M. Katz                                                   9,530
G. Haslam                                                     609
A.D. Renny                                                    536
M. Klein                                                      432
H.J.S. Dyer                                                   254
S. Wooderson                                                  229
J. Rabson                                                     229
J. Almonacid                                                  197
R. Phillips                                                   152